Exhibit 23.10

Marc Rougier, ing.

Principal Geotechnical Engineer

WSP Canada Inc.

CONSENT OF QUALIFIED PERSON

I, Marc Rougier, state that I am responsible for preparing or supervising the preparation of parts of the technical report summary titled “SEC Technical Report Summary, Pre-Feasibility Study on the Whabouchi Mine, Nemaska, Quebec” with a report date of 8 September, 2023 as signed and certified by me (the “Technical Report Summary”).

Furthermore, I state that:

(a)
I consent, in connection with Allkem Livent plc’s registration statement on Form S-4 and the proxy statement/prospectus included therein, including any amendments thereto (collectively, the “Registration Statement”), to the use of the Technical Report Summary, that was prepared in accordance with Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission (the “SEC”) and which is included as an exhibit to, and portions of which are summarized in, Livent Corporation’s Current Report on Form 8-K dated 25 September 2023 (the “Form 8-K”), which Form 8-K is incorporated by reference in the Registration Statement;

(b)
I consent to the use of my name in the Registration Statement and to any quotation from or summarization in the Registration Statement, of the parts of the Technical Report Summary for which I am responsible.

(c)
I am responsible for authoring, and this consent pertains to, Sections 1.23.3, 12.4.2 and 23.4 of the Technical Report Summary. I further confirm that I have read the Registration Statement, and that the descriptions and references to the Technical Report Summary in the Registration Statement fairly and accurately reflect, in the form and context in which they appear, the information in the parts of the Technical Report Summary for which I am responsible.

Dated at Oakville, Ontario, Canada this 26th of September, 2023.

/s/ Marc Rougier

Signature of Qualified Person

Marc Rougier, ing. OIQ 5055818